Exhibit 99.2

Westinghouse Group

Combined Financial Statements

31 March 2006 and 2005 (audited);

30 September 2006 and 2005 (unaudited)

Contents

Report of independent auditors	1

Audited Combined Profit and Loss Account for years ended 31 March 2005 and 2006 and unaudited Combined Profit and Loss Account for the six-month periods ended 30 September 2005 and 2006	2

Audited Combined Statement of Total Recognised Gains and Losses for the years ended 31 March 2005 and 2006 and unaudited Combined Statement of Total Recognised Gains and Losses for the six-month periods ended 30 September 2005 and 2006	3

Audited Combined Balance Sheet as at 31 March 2005 and 2006 and unaudited Combined Balance Sheet at 30 September 2006	4

Audited Combined Cash Flow Statement for the years ended 31 March 2005 and 2006 and unaudited Combined Cash Flow Statement for the six-month periods ended 30 September 2005 and 2006	5

Notes to the audited Combined Financial Statements for the years ended 31 March 2005 and 2006 and the unaudited Combined Financial Statements for the six-month periods ended 30 September 2005 and 2006	9

REPORT OF INDEPENDENT AUDITORS

We have audited the accompanying Combined Balance Sheets of the Westinghouse Group as of March 31, 2005 and 2006 and the related Combined Profit and Loss Accounts, Combined Statements of Total Recognised Gains and Losses and Combined Cash Flow Statements for each of the years then ended. These financial statements are the responsibility of the management of Westinghouse Electric Company LLC. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Westinghouse Group at March 31, 2005 and 2006, and the combined results of its operations and its combined cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United Kingdom, which differ from those generally accepted in the United States (see Note 28 of Notes to the Combined Financial Statements).

/S/ ERNST & YOUNG LLP

London, England

4 May 2007

Combined Profit and Loss Account

	Note	Audited Year ended 31 March 2006 £m	Audited Year ended 31 March 2005 £m	Unaudited 6 months ended 30 September 2006 £m	Unaudited 6 months ended 30 September 2005 £m
Group turnover
Continuing operations		1,090	975	546	512
Discontinued operations		—	159	—	—

		1,090	1,134	546	512
Operating costs and expenses	3	(1,038)	(1,035)	(522)	(489)

Operating profit/(loss)
Continuing operations		60	61	24	31
Discontinued operations		(8)	38	—	(8)

		52	99	24	23
Exceptional items	4	160	—	—	160

Profit before investment income, interest and taxation		212	99	24	183

Investment and interest income	7	20	18	22	8
Interest payable and similar charges	8	(83)	(91)	(39)	(36)

Profit/(loss) on ordinary activities before taxation		149	26	7	155
Tax on profit/(loss) on ordinary activities	9	(15)	(6)	(12)	—

Profit/(loss) for the financial period*		134	20	(5)	155

*	A summary of the significant adjustments to profit/(loss) for the financial period that would be required if United States generally accepted accounting principles were applied instead of those generally accepted in the United Kingdom is set forth in Note 28 of Notes to the Combined Financial Statements.

Combined Statement of Total Recognised Gains and Losses

	Audited Year ended 31 March 2006 £m	Audited Year ended 31 March 2005 £m	Unaudited 6 months ended 30 September 2006 £m	Unaudited 6 months ended 30 September 2005 £m
Profit/(loss) for the financial period	134	20	(5)	155
Actuarial loss recognised in the pension schemes (Note 25)	(38)	(5)	—	(19)
Currency translation differences	12	(6)	3	17

Total gains and losses recognised in the period	108	9	(2)	153

The statement of comprehensive income required under United States generally accepted accounting principles is set forth in Note 28 of Notes to the Combined Financial Statements.

Combined Balance Sheet

	Note	Audited 31 March 2006 £m	Audited 31 March 2005 £m	Unaudited 30 September 2006 £m
Fixed assets
Intangible assets	10	600	603	549
Tangible assets	11	201	340	198

		801	943	747

Current assets
Stocks	12	358	420	326
Debtors: amounts due within one year	13	489	716	438
Short-term deposits	14	89	54	56
Cash at bank and in hand		95	123	87

		1,031	1,313	907
Creditors: amounts falling due within one year	15	(990)	(690)	(934)

Net current (assets)/liabilities		41	623	(27)

Total assets less current liabilities		842	1,566	720
Creditors: amounts falling due after more than one year	16	(320)	(853)	(212)
Provisions for liabilities and charges	18	(263)	(625)	(243)

Net assets excluding pension scheme liability		259	88	265
Pension liability	25	(107)	(93)	(115)

Net assets/(liabilities) including pension liabilities		152	(5)	150

Parent company investment*	26	150	(7)	148
Minority interests	22	2	2	2

		152	(5)	150

*	A summary of the significant adjustments to parent company investment that would be required if United States generally accepted accounting principles were applied instead of those generally accepted in the United Kingdom is set forth in Note 28 of the Notes to the Combined Financial Statements.

Combined Cash Flow Statement

	Note	Audited Year ended 31 March 2006 £m	Audited Year ended 31 March 2005 £m	Unaudited 6 months ended 30 September 2006 £m	Unaudited 6 months ended 30 September 2005 £m
Net cash inflow/(outflow) from operating activities	i	81	(32)	25	(27)
Returns on investments and servicing of finance	ii	(40)	(51)	(16)	(15)
Taxation	iii	(3)	(6)	(4)	—
Capital expenditure and financial investment	iv	(38)	(51)	(10)	(18)
Repayment of equity		(2)	—	—	—

Net cash inflow/(outflow) before management of liquid resources and financing		(2)	(140)	(5)	(60)
Management of liquid resources	v	(30)	247	—	—
Financing	vi	—	—	(4)	(8)

(Decrease)/increase in cash in the period		(32)	107	(9)	(68)

Reconciliation of net cash flow to movement in net funds/(borrowings)
(Decrease)/increase in cash in the period		(32)	107	(9)	(68)
Investment in/(liquidation of) investments and short- term deposits not qualifying as cash		33	(247)	(34)	—
Cash outflow from debt and lease financing		(1)	—	4	8

Change in net funds resulting from cash flows		—	(140)	(39)	(60)
Net exchange adjustments		4	(5)	2	(4)

Movement in net funds/(borrowings) in the period		4	(145)	(37)	(64)
Opening net funds		149	294	153	149

Closing net funds		153	149	116	85

The significant differences between the cash flow statement presented above and that required under United States generally accepted accounting principles are set forth in Note 28 of Notes to the Combined Financial Statements.

Notes to the Combined Cash Flow Statement

Analysis of changes in net funds/(borrowings)

Year ended 31 March 2006—audited

	At 1 April 2005 £m	Cash flow movements £m	Non-cash flow movements £m	At 31 March 2006 £m
Cash at bank and in hand	123	(32)	4	95
Loans due within one year (Note 15)	(26)	(1)	(2)	(29)
Finance leases (Note 15)	(2)	—	—	(2)
Short-term deposits	54	33	2	89

Net funds	149	—	4	153

Year ended 31 March 2005—audited

	At 1 April 2004 £m	Cash flow movements £m	Non-cash flow movements £m	At 31 March 2005 £m
Cash at bank and in hand	16	107	—	123
Loans due within one year (Note 15)	(27)	—	1	(26)
Finance leases (Note 15)	(2)	—	—	(2)
Short-term deposits	307	(247)	(6)	54

Net funds/(borrowings)	294	(140)	(5)	149

Notes to the Combined Cash Flow Statement (continued)

Analysis of changes in net funds/(borrowings) (continued)

6 months ended 30 September 2006—unaudited

	At 1 April 2006 £m	Cash flow movements £m	Non-cash flow movements £m	At 30 September 2006 £m
Cash at bank and in hand	95	(9)	1	87
Loans due within one year	(29)	4	—	(25)
Finance leases	(2)	—	—	(2)
Short-term deposits	89	(34)	1	56

Net funds/(borrowings)	153	(39)	2	116

6 months ended 30 September 2005—unaudited

	At 1 April 2005 £m	Cash flow movements £m	Non-cash flow movements £m	At 30 September 2005 £m
Cash at bank and in hand	123	(68)	(3)	52
Loans due within one year	(26)	6	—	(20)
Finance leases	(2)	2	—	—
Short-term deposits	54	—	(1)	53

Net funds/(borrowings)	149	(66)	2	85

Notes to the Combined Cash Flow Statement (continued)

	Audited Year ended 31 March 2006 £m	Audited Year ended 31 March 2005 £m	Unaudited 6 months ended 30 September 2006 £m	Unaudited 6 months ended 30 September 2005 £m
Operating profit	62	99	24	23
Depreciation and amortisation	68	85	34	33
Profit on sale of fixed assets	(1)	(2)	—	—
(Decrease)/increase in provisions	(89)	(107)	(2)	101
Decrease in debtors	203	482	49	91
Decrease in creditors	(198)	(576)	(119)	(359)
Decrease/(increase) in stock and work in progress	62	(12)	32	97
Movement on pensions provisions	(26)	(1)	7	(13)

i. Net cash inflow/(outflow) from operating activities	81	(32)	25	(27)

Returns on investment and servicing of finance
Interest received	10	7	22	7
Interest paid	(50)	(58)	(38)	(22)

ii. Returns on investment and servicing of finance	(40)	(51)	(16)	(15)

Taxation
Overseas taxation paid	(3)	(6)	(4)	—

iii. Taxation	(3)	(6)	(4)	—

Capital expenditure and financial investment
Purchase of fixed assets	(42)	(71)	(10)	(18)
Investment in subsidiary	(3)	—	—	—
Proceeds from disposal of tangible fixed assets	7	20	—	—

iv. Capital expenditure and financial investment	(38)	(51)	(10)	(18)

Management of liquid resources
Net realisation of short-term investments	(30)	247	—	1

v. Management of liquid resources	(30)	247	—	1

Financing
Repayment of loans	—	—	(4)	(8)

vi. Financing	—	—	(4)	(8)

Notes to the Combined Financial Statements

1	Basis of preparation and accounting policies

a.	Basis of preparation

On 16 October 2006, Toshiba Corporation (“Toshiba”), The Shaw Group Inc. (“Shaw”) and Ishikawajima-Harima Heavy Industries Co., Ltd (“IHI”) acquired, through intermediate holding companies, the entire issued share capital of BNFL USA Group Inc. and Westinghouse Electric UK Limited, (together, “the Westinghouse Group” or “the Group”) from British Nuclear Fuels plc (“BNFL”). The principal subsidiaries of BNFL USA Group Inc. are Westinghouse Electric Company LLC and BNG America Inc. The principal subsidiaries of Westinghouse Electric UK Limited are Westinghouse Electric Sweden AB, Westinghouse Electric Germany GmbH, Uranium Asset Management Limited and Springfields Fuels Limited.

These Combined Financial Statements present the results of operations, cash flows and assets and liabilities of the Westinghouse Group including those of Springfields Fuels which, prior to 1 April 2005, operated as a division of BNFL. As disclosed in Note 1bIII, the results of the business that was transferred to the UK Nuclear Decommissioning Authority (“NDA”) on 1 April 2005 are disclosed as discontinued operations.

In February 2006, BNFL disposed of the original trading activity and related assets and liabilities of BNG America Inc. which were never the responsibility of the management of the Westinghouse Group. Accordingly, this trading activity and the related assets and liabilities have been excluded from the combination.

Entities within the Westinghouse Group acquired Westinghouse Electric Company LLC on 22 March 1999, the commercial nuclear power operations of ABB Asea Brown Boveri Ltd on 28 April 2000 and an 81% interest in PaR Nuclear Holdings Co. Inc. (“PaR”) on 6 May 2004. The remaining interest in PaR was acquired in June 2006. Accordingly, the assets and liabilities of these businesses are included in the Combined Financial Statements at their fair values along with the goodwill arising on their acquisition.

The Combined Financial Statements utilise information originally prepared for the purposes of compiling the audited BNFL group financial statements with adjustments for the elimination of balances between entities included in the combination.

Balances existing between the Westinghouse Group and other parts of the BNFL Group are shown as related party balances with specific loan or funding agreements in place with other parts of the BNFL group shown as related party loans. The Combined Financial Statements include any interest income or expense on such loans actually earned or charged to the Westinghouse Group by other parts of BNFL. The basis of funding of the Westinghouse Group and consequently the interest income, charges and financing cash flows are not necessarily representative of those that would have existed or would have arisen in the Westinghouse Group on a standalone basis or that will exist or arise under the ownership of Toshiba, Shaw and IHI.

Where tax was borne by individual entities within the Westinghouse Group, these amounts are included in the Combined Financial Statements. The entities within the Westinghouse Group were, however, part of the tax arrangements of BNFL which included the sharing of tax losses between BNFL, the Westinghouse Group and other BNFL subsidiaries. These arrangements have had the effect that tax charges and cash flows shown in the Combined Financial Statements are not necessarily representative of tax charges and cash flows that would have been incurred had the Westinghouse Group operated on a standalone basis or those that will arise under the ownership of Toshiba, Shaw and IHI.

The Combined Financial Statements reflect the central overheads of the Westinghouse Group including those specific charges incurred at BNFL Group level but relating to and hence recharged to the Westinghouse Group. It was not the custom and practice of BNFL to perform a general allocation of central overheads to its subsidiaries. The central overheads and related cash flows included in the Combined Financial Statements are not necessarily representative of central overheads and cash flows that would have been incurred had the Westinghouse Group operated on a standalone basis or those that will arise under the ownership of Toshiba, Shaw and IHI.

Notes to the Combined Financial Statements (continued)

Basis of preparation (continued)

On the Combined Balance Sheets, parent company investment represents BNFL’s net investment in the Westinghouse Group.

The Combined Financial Statements at 30 September 2006 and for the six-month periods ended 30 September 2006 and 2005 are unaudited. They have been prepared using the same accounting policies as the audited financial statements. However, they do not include all of the information and footnotes required by UK GAAP for annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the financial position and results of operations of the Group have been included. Operating results for the six months ended 30 September 2006 are not necessarily indicative of the results that may be expected for future periods.

b.	Accounting policies

I.	Accounting convention

The Combined Financial Statements have been prepared in accordance with accounting principles generally accepted in the United Kingdom (“UK GAAP”) under the historical cost convention and in accordance with applicable United Kingdom accounting standards in force at 30 September 2006 applied on a consistent basis throughout the periods covered.

A summary of the significant adjustments to profit/(loss) for the financial period, total gains and losses recognised in the financial period, parent company investment and cash flows that would be required if United States generally accepted accounting principles (“US GAAP”) were applied instead of UK GAAP is set forth in Note 28 of Notes to the Combined Financial Statements.

II.	Goodwill and other intangible assets

Goodwill arising in respect of businesses acquired by the Group, representing the excess of purchase consideration over the fair value of identifiable assets and liabilities acquired, is capitalised and amortised on a straight-line basis over its useful economic life up to a maximum of 20 years. Capitalised goodwill is reviewed for impairment at the end of the first full financial year following the acquisition and in other periods if events or changes in circumstances indicate that the carrying value may not be recoverable.

Intangible assets, other than goodwill (Note 10), are capitalised at cost and amortised on a straight-line basis over their estimated useful lives but no longer than 20 years. The carrying value of intangible assets is reviewed for impairment at the end of the first full financial year following acquisition and in other periods if events or changes in circumstances indicate that the carrying value may not be recoverable.

III.	Turnover

Turnover, which is stated net of value added tax, represents the value of products delivered and services rendered to outside customers. For contracts entered into for the provision of services extending over a period of years (long-term contracts), turnover represents the value of work done in the year including, where appropriate, estimates of amounts not yet invoiced.

Substantial payments in advance are held by the Group, as part of the contractual arrangements under which nuclear fuel services are provided to a number of customers. The amounts received are recognised as liabilities. These are released and hence turnover is recognised as the services are provided.

Notes to the Combined Financial Statements (continued)

Accounting policies (continued)

On 1 April 2005 the ownership of the Springfields Fuels site transferred to the NDA in accordance with the Energy Act 2004 and a site licence contract was established under the terms of which Springfields Fuels would manage the site on behalf of the NDA in return for a site management fee. From 1 April 2005, turnover in Springfields Fuels, a “Site Licence Company” (‘SLC’), represents the net fees earned on this contract. Amounts incurred by Springfields Fuels in the performance of its Management and Operation (“M&O”) obligations defined by the site licence contract are recoverable from the NDA. Prior to 1 April 2005, these costs were incurred by Springfields Fuels in the normal course of business and are therefore reflected within the profit and loss account as operating costs. The turnover generated from external customers is included as turnover. The results of the business that transferred to the NDA on 1April 2005 are disclosed as discontinued operations in accordance with FRS 3 (Reporting financial performance).

IV.	Long-term contracts

Profits on long-term contracts are taken in the year in which the services are provided, in a manner appropriate to the stage of completion of the contracts and the nature of the business concerned. Profits are determined proportionate to the prudently assessed overall forecast profitability of the contracts after allowing for contingencies. Full provision is made for losses on contracts in the year in which they are first identified.

V.	Nuclear liabilities

The Combined Financial Statements include provisions for the Group’s obligations in respect of nuclear liabilities, being liabilities in respect of the costs associated with nuclear decommissioning and waste management (Note 19). Following the restructuring under the Energy Act 2004 (“the Energy Act”) (Note 4), the nuclear assets on the Springfields Fuels site were transferred to the NDA which now has full financial responsibility for discharging the nuclear liabilities on this site. Liabilities that were recorded throughout the Group’s ownership of the Springfields Fuels site were, and those relating to the Group’s other sites are, valued using the most up to date technical assessments of the processes and methods available at the relevant balance sheet date and represent management’s best estimates. They are derived from a combination of the latest technical knowledge available, the existing regulatory regime, commercial agreements and using statistical modelling techniques to evaluate the impact of a range of possible alternative outcomes. The Group’s obligations are reviewed on a continuing basis and estimates and hence provisions are updated accordingly. Where some or all of the expenditure required to settle a provision was expected to be recovered from another party, in accordance with FRS 12 (Provisions, contingent liabilities and contingent assets) the recoverable amounts were included in debtors (Note 13), whereas amounts which relate to decommissioning were included as part of the residual values of fixed assets (Note 11). The charges in the profit and loss account for provisions are net of recoveries receivable from customers.

Nuclear provisions are stated in the balance sheet at current price levels, discounted at an appropriate real rate of return to take account of the timing of payments. Each year, provisions are reassessed to reflect changes in estimates and movements are recognised within the profit and loss account. Furthermore, amounts are included within financing to remove one year’s discount from provisions made in prior years and to rebase those provisions to current price levels (together, “revalorisation”) such that, when the liability is due to be discharged, the overall profit and loss account charge will match the provision. Therefore, each year the financing charges in the profit and loss account include the revalorisation charge to remove one year’s discount from provisions made in prior years and the rebasing of those provisions to current price levels.

Notes to the Combined Financial Statements (continued)

Accounting policies (continued)

The Group’s policy for accounting for nuclear liabilities can be analysed as follows:

•	Decommissioning

Provisions are made for the costs (discounted) of decommissioning the Group’s radioactive facilities and thereby reducing the radiological hazard. These decommissioning activities address the demolition of facilities and the management of the associated waste. The extent of decommissioning during the coming decades will be defined by considering both the requirements to reduce radioactive discharges and to protect the workforce by restricting dose uptake. From a safety or environmental viewpoint complete removal of all facilities on all sites may not be justified. The provisions take account of such issues and consider both facilities which are already operating and those which were/are expected to be commissioned as part of fulfilling the Group’s waste management obligations.

For commissioned facilities, provisions are recognised in full and the discounted costs are capitalised as part of the costs of the asset and depreciated accordingly (Note 19). To the extent that costs are recoverable from third parties, they are treated as residual values of the assets concerned and depreciation is adjusted accordingly. Changes in estimates are treated as adjustments to the assets concerned.

Radioactive waste materials arising as a result of the Group’s operations give rise to liabilities reflecting the cost of treating and disposing of them. In some instances the provisions so created cover the costs of constructing and decommissioning of plants to manage those wastes. As a result, long before these waste management plants are built and commissioned, the costs of treating and disposing of such radioactive waste materials are provided in accordance with the waste management accounting policy below. Once built, the waste management plants are treated as fixed assets, the costs of which are capitalised and depreciated over the life of the plant. This depreciation charge utilises the provisions already established. On commissioning, the decommissioning costs are capitalised and depreciated accordingly.

•	Waste management

The costs associated with the waste products, for which an authorised disposal route is already in use, principally low-level waste, are written off in the year in which they occur. Provisions are made for the treatment, handling and disposal of the Group’s remaining waste products. The provisions are based on discounted forecast cash flows and are recognised as waste management obligations arise.

VI.	Research and development expenditure

Research and development expenditure on projects not specifically recoverable directly from customers is charged to the profit and loss account in the year in which it is incurred (Note 3). Expenditure on products for which firm orders have been received is held as part of the value of stocks and work in progress for recovery against the sales value of the initial orders.

VII.	Tangible fixed assets

Tangible fixed assets (other than assets in the course of construction) are stated in the balance sheet at cost (including decommissioning costs where appropriate see accounting policy V.) less accumulated depreciation. Assets in the course of construction are stated at cost and are not depreciated until commissioned. The carrying values of tangible fixed assets are reviewed for impairment if events or changes in circumstances indicate that a provision for impairment is required, or if their estimated remaining useful economic lives exceed 50 years. Accumulated depreciation includes any additional charges made where necessary to reflect impairment in value.

Depreciation is calculated to write off the historical cost less residual value of assets, generally by equal annual instalments unless a throughput basis is considered more appropriate, over the period assessed as their useful lives. The periods used for depreciation purposes are:

•	buildings 10 to 60 years

•	plant and machinery 10 to 20 years and

•	fixtures, fittings, tools and equipment 3 to 10 years.

Notes to the Combined Financial Statements (continued)

Accounting policies (continued)

Provision is not made for depreciation on freehold land. Leasehold land is amortised over the period of the lease. To the extent that costs are recoverable from third parties, they are treated as residual values of the assets concerned and depreciation is adjusted accordingly.

VIII.	Short-term deposits

These are bank deposits which are invested on a short-term basis in the money market (Note 14).

IX.	Stocks and work in progress

Stocks and work in progress (Note 12) are valued at cost or net realisable value, whichever is the lower, and in the case of work in progress, after deduction of progress payments. Cost where appropriate includes a proportion of all production overhead expenses.

X.	Pensions and post-retirement benefits

The Group provides pension schemes for the benefits of the majority of its employees as follows:

The Combined Pension Scheme which includes certain employees of Uranium Asset Management and Springfields Fuels.

The BNFL Group Pension Scheme which includes certain employees of Springfields Fuels.

The Westinghouse Electric Company Pension Plan which includes certain employees of Westinghouse Electric Company.

The schemes are funded by contributions, partly from the employees and partly from the Group, to separately administered funds.

The Combined Pension Scheme and the BNFL Group Pension Scheme are defined benefit schemes but in relation to the Group qualify as multi-employer schemes and thus contributions to these pension schemes have been accounted for as if they were defined contribution schemes.

The Westinghouse Electric Company Pension Plan is a defined benefit plan and is accounted for in these Combined Financial Statements as set out below.

Westinghouse Electric Company and its subsidiaries provide post-retirement benefits in the form of pensions, defined medical, dental and life insurance benefits for eligible retirees and dependants.

The contributions to the Westinghouse Electric Company Pension Plan are based on independent actuarial valuations designed to secure the benefits as set out in the rules. The pension scheme assets are measured using market values. Pension scheme liabilities are measured using a projected unit method and discounted at the current rate of return on a high quality corporate bond of equivalent term and currency to the liability. The pension scheme deficit is recognised in full. Movements in the schemes are split between operating charges and financing income/expense in the profit and loss account and actuarial gains and losses within the Statement of Total Recognised Gains and Losses.

XI.	Deferred taxation

Deferred taxation is recognised in respect of all timing differences that have originated, but not reversed at the balance sheet date, with the following exceptions:

•

Deferred taxation assets are only recognised if it is considered more likely than not that there will be suitable profits from which the future reversal of the underlying timing differences can be deducted;

•

Provision is made for gains on disposal of fixed assets that have been rolled over into replacement assets only where, at the balance sheet date, there is a commitment to dispose of the replacements assets; and

•

Provision is made for the taxation that would arise on remittance of the retained earnings of subsidiaries of BNFL USA Group Inc and Westinghouse electric UK Limited, which operate in other tax jurisdictions only to the extent that, at the balance sheet date, dividends have been accrued as receivable.

Notes to the Combined Financial Statements (continued)

Accounting policies (continued)

Deferred taxation is measured on a non-discounted basis at the taxation rates that are expected to apply in the periods in which timing differences reverse, based on taxation rates and laws enacted or substantively enacted at the balance sheet date (Note 21).

As stated in Note 1a, the entities within the Westinghouse Group were included within the BNFL tax structure and therefore shared tax losses with other BNFL subsidiaries. As a result the tax entries within the Combined Financial Statements are not necessarily representative of those which would have been incurred in the Westinghouse Group on a standalone basis or that will exist or arise under the ownership of Toshiba, Shaw and IHI.

XII.	Foreign currencies

The Group uses forward foreign currency contracts to reduce foreign exchange rate exposure on certain assets, liabilities and firm commitments. Transactions in foreign currencies are recorded at the rate ruling at the date of the transaction or at the contracted rate if the transaction is covered by a forward exchange contract. Monetary assets and liabilities denominated in foreign currencies are retranslated at the rate of exchange ruling at the balance sheet date or, if appropriate, at the forward contract rate. All exchange differences are taken to the profit and loss account.

Amounts in the balance sheet of non-UK entities are translated at the rate of exchange ruling at the balance sheet date. Amounts in the profit and loss account of such entities are translated at weighted average exchange rates calculated on a monthly basis. The resulting exchange differences are taken directly to reserves.

XIII.	Leases

Assets held under finances leases are capitalised in the balance sheet and are depreciated over the shorter of their useful life and the life of the lease. The interest element of the rental obligations is charged to the profit and loss account over the period of the lease and represents a constant proportion of the balance of capital repayments outstanding.

Rentals under operating leases are charged on a straight-line basis over the lease term, even if the payments are not made on such a basis.

XIV.	Cash and liquid resources

Cash for the purpose of the cash flow statement comprises cash in hand and deposits repayable on demand less overdrafts payable on demand. Liquid resources comprise short-term deposits repayable at more than 24 hours notice.

Notes to the Combined Financial Statements (continued)

2	Segmental information

a)	Business segment analysis - audited

	Nuclear Services 31 March 2006 £m	Nuclear Fuel 31 March 2006 £m	Nuclear Power Plants 31 March 2006 £m	Corporate 31 March 2006 £m	Total 31 March 2006 £m

Group turnover	572	471	47	—	1,090

Sales to third parties	572	471	47	—	1,090

Operating profit/(loss) before amortisation	49	41	(5)	21	106
Amortisation	—	—	—	(44)	(44)

Operating profit/(loss)	49	41	(5)	(23)	62
Exceptional items (Note 4)	—	150	—	—	150

Profit/(loss) before investment income, interest and taxation	49	191	(5)	(23)	212
Investment income and net interest	(3)	(15)	1	(46)	(63)

Profit/(loss) before taxation	46	176	(4)	(69)	149

Intangible assets	—	—	—	600	600
Tangible assets	52	109	7	33	201

Total fixed assets	52	109	7	633	801

Net current assets/(liabilities)	49	628	(53)	(583)	41

Nuclear provisions	(12)	(27)	—	(59)	(98)
Other provisions	(89)	(32)	(2)	(42)	(165)
Other long term liabilities	—	(315)	—	(5)	(320)
Pension liability	—	—	—	(107)	(107)

Net assets/(liabilities)	—	363	(48)	(163)	152

Nuclear Fuel: From uranium concentrate to completed fuel assemblies to spent fuel reprocessing, Westinghouse Nuclear Fuel is a single-source fuel provider for PWRs, BWRs, VVERs, AGRs, and Magnox reactors worldwide.

Nuclear Services: Westinghouse Nuclear Services offers products and services to help keep nuclear power plants operating safely and competitively worldwide. The people of Nuclear Services work closely with customers in three key areas: field services, engineering services, and repair and replacement services.

Nuclear Power Plants: Westinghouse Nuclear Power Plants offers new plant designs, licensing, engineering and component design.

Notes to the Combined Financial Statements (continued)

2	Segmental information (continued)

a)	Business segment analysis - audited

	Nuclear Services 31 March 2005 £m	Nuclear Fuel 31 March 2005 £m	Nuclear Power Plants 31 March 2005 £m	Corporate 31 March 2005 £m	Total 31 March 2005 £m

Group turnover
Continuing operations	525	401	49	—	975
Discontinued operations	—	159	—	—	159

Sales to third parties	525	560	49	—	1,134

Operating profit before amortisation	36	105	4	(22)	123
Amortisation	—	—	—	(42)	(42)

Operating profit/(loss)
Continuing operations	36	85	4	(64)	61
Discontinued operations	—	38	—	—	38

Profit/(loss) before investment income, interest and taxation	36	123	4	(64)	99
Investment income and net interest	(28)	(36)	(3)	(6)	(73)

Profit/(loss) before taxation	8	87	1	(70)	26

Intangible assets	—	—	—	603	603
Tangible assets	45	259	7	29	340

Total fixed assets	45	259	7	632	943

Net current assets/(liabilities)	39	1,139	(47)	(508)	623

Nuclear provisions	(9)	(262)	—	(49)	(320)
Other provisions	—	(305)	—	—	(305)
Other long term liabilities	—	(803)	—	(50)	(853)
Pension liability	—	—	—	(93)	(93)

Net assets/(liabilities) including pension liabilities	75	28	(40)	(68)	(5)

Notes to the Combined Financial Statements (continued)

2	Segmental information (continued)

b)	Geographical segment analysis – audited

	EU (excluding UK) £m	Europe Other £m	Japan and Far East £m	North & South America £m	UK £m	Total £m

31 March 2006
Turnover by destination
Sales to third parties	162	26	107	651	144	1,090

Turnover by origin
Total sales	181	8	7	749	145	1,090

Sales to third parties	181	8	7	749	145	1,090

Profit/(loss) before taxation and exceptional items by origin	15	1	—	(24)	7	(1)
Exceptional items	—	—	—	—	160	150

Profit/(loss) before taxation by origin	15	1	—	(24)	167	149

Net assets/(liabilities) including pension liabilities	94	4	(13)	(112)	179	152

31 March 2005

Turnover by destination
Sales to third parties	231	24	96	587	196	1,134

Turnover by origin
Total sales	94	1	16	826	197	1,134

Sales to third parties	94	1	16	826	197	1,134

Profit/(loss) before taxation by origin	2	—	1	(24)	47	26

Net assets/(liabilities) including pension liabilities	79	3	(13)	(97)	23	(5)

Notes to the Combined Financial Statements (continued)

3	Net operating costs and expenses

	Audited Year ended 31 March 2006 Total £m	Audited Year ended 31 March 2005 Continuing £m	Audited Year ended 31 March 2005 Discontinued £m	Audited Year ended 31 March 2005 Total £m

Employee costs (Note 6)	372	308	50	358
Nuclear provisions charge	32	—	2	2
Other provisions	48	175	(12)	163
Depreciation	24	40	3	43
Profit on sale of fixed assets	(1)	(2)	—	(2)
Amortisation of intangible fixed assets	44	30	12	42
Raw materials and consumables	104	89	58	147
Other operating charges	373	94	147	241
Operating lease rentals	32	40	—	40
Research and development charges not recovered directly from customers	—	28	—	28
Own work capitalised and own work on nuclear fuel stock	—	(15)	(12)	(27)

	1,028	787	248	1,035

Annual audit fees

	Audited Year ended 31 March 2006 £000	Audited Year ended 31 March 2005 £000

Statutory audit	832	625

Other non-audit fees
Further assurance services	40	2
Taxation advice	—	85

	40	87

Notes to the Combined Financial Statements (continued)

4	Exceptional items

	Audited Year ended 31 March 2006 £m	Audited Year ended 31 March 2005 £m	Unaudited Six months ended 30 September 2006 £m	Unaudited Six months ended 30 September 2005 £m

Restructuring under the Energy Act 2004	150	—	—	160

Restructuring under the Energy Act 2004

The NDA was established under the Energy Act to secure the operation, decommissioning and clean up of designated nuclear sites and relevant installations on those nuclear sites.

On 1 April 2005, certain assets and liabilities of Springfield Fuels were transferred to the NDA and the Secretary of State for Trade and Industry by means of transfer schemes under the Energy Act. The nuclear sites and relevant installations on these nuclear sites owned by the Group were designated and transferred to the NDA and the Group now operates these sites under site licence contracts (effectively management and operations contracts) with the NDA.

The intention was that the NDA would take full financial responsibility for the decommissioning and clean-up of the designated nuclear sites and relevant installations transferred. However, the European Commission instigated a formal State Aid investigation in respect of the creation and funding of the NDA. Transitional arrangements were therefore put in place until the State Aid investigation was completed. These ensured that no new resources were made available to the NDA and no advantage conferred on the Group during the transitional period.

The European Commission subsequently approved the establishment of the NDA and hence on 31 March 2006, the agreement under section 21(9) of the Energy Act, limiting the NDA’s financial responsibilities for funding the Site Licence Companies was cancelled. The nuclear provisions for which the NDA now has full financial responsibility are reflected in the accounts of the NDA and are no longer recognised by Springfields Fuels.

Transfers of assets and liabilities under the Energy Act have been either charged or credited to the profit and loss account as exceptional items. Since these transfers took place for nil consideration, the book value of such balances at the date of transfer gives rise to exceptional losses or gains on disposal. These amounts, together with balances arising as a result of forgiveness of certain loans between the Group and BNFL as required under the Energy Act, comprise the caption “Restructuring under the Energy Act 2004.”

Notes to the Combined Financial Statements (continued)

5	Staff numbers

The average numbers of persons employed by the Group during the years were as follows:

	Audited Year ended 31 March 2006	Audited Year ended 31 March 2005

Site Licence Companies	1,407	1,451
Non-Site Licence Companies	6,974	6,265

	8,381	7,716

6	Staff costs

The aggregate payroll costs of persons employed by the Group during the years were as follows:

	Audited Site Licence Company employee costs 2006 £m	Audited Non-Site Licence Company employee costs 2006 £m	Audited Year ended 31 March 2006 £m	Audited Year ended 31 March 2005 £m

Wages and salaries	47	306	353	283
Social security costs	4	24	28	22
Other pension and employee costs	—	42	42	53

	51	372	423	358

Employee costs in 2006 include £51million relating to Springfields Fuels which are directly recoverable from the NDA. Springfields Fuels costs directly recovered from the NDA are not included in operating costs in Note 3.

Notes to the Combined Financial Statements (continued)

7	Investment and interest income

	Audited Year ended 31 March 2006 £m	Audited Year ended 31 March 2005 £m

Expected return on pension scheme assets	10	8
Interest income	10	7
Exchange gains	—	3

Total investment and interest income	20	18

8	Interest payable and similar charges

	Audited Year ended 31 March £m	Audited Year ended 31 March £m

Interest payable:
Interest on loans	50	58
Interest on pension scheme liabilities	12	12
Revalorisation of nuclear provisions	16	21
Exchange losses	5	—

Total interest payable	83	91

Notes to the Combined Financial Statements (continued)

9	Taxation

Analysis of charge in year

	Audited Year ended 31 March 2006 £m	Audited Year ended 31 March 2005 £m

UK corporation tax
Current tax on income for the year	11	—

Foreign tax
Current tax on income for the period	4	6

Total current tax	15	6

Deferred tax	—	—

Tax on profit on ordinary activities	15	6

Factors affecting the tax charge for the current year

The current tax charge for the year is lower (2005: lower) than the standard rate of corporation tax in the UK (30%, 2005: 30%). The differences are explained below.

	Audited Year ended 31 March 2006 £m	Audited Year ended 31 March 2005 £m

Current tax reconciliation
Profit on ordinary activities before tax	149	26

Current tax at 30% (2005: 30%)	45	8

Effects of:
Expenses not deductible for tax purposes	4	7
Non taxable income	(33)	—
Tax relief received for nil payment from BNFL	—	(16)
Overseas taxation	(12)	14
Utilisation of brought forward tax losses	—	(3)
Other timing differences	11	(4)

Total current tax charge	15	6

Due to the availability of taxation losses carried forward to offset against taxable profits, should the Group be profitable in future, any tax charge arising would be expected to be below 30% of the taxable profits.

Where tax was borne by individual entities within the Westinghouse Group, these amounts are included in the Combined Financial Statements. The entities within the Westinghouse Group were, however, part of the tax arrangements of BNFL which included the sharing of tax losses between BNFL, the Westinghouse Group and other BNFL subsidiaries. These arrangements have had the effect that tax charges and cash flows shown in the Combined Financial Statements are not necessarily representative of tax charges and cash flows that would have been incurred had the Westinghouse Group operated on a standalone basis or those that will arise under the ownership of Toshiba, Shaw and IHI.

Notes to the Combined Financial Statements (continued)

10	Intangible fixed assets (audited)

	Goodwill £m	Other £m	Total £m

Cost
At 1 April 2004	816	1	817
Additions	20	—	20
Exchange adjustments	(12)	—	(12)

At 31 March 2005	824	1	825
Exchange adjustments	57	—	57

At 31 March 2006	881	1	882

Amortisation
At 1 April 2004	181	1	182
Charge for year	42	—	42
Exchange adjustments	(2)	—	(2)

At 31 March 2005	221	1	222
Charge for year	44	—	44
Exchange adjustments	16	—	16

At 31 March 2006	281	1	282

Net book value
At 31 March 2006	600	—	600

At 31 March 2005	603	—	603

Goodwill is amortised on a straight line basis over 20 years.

Acquisition of PaR Systems Inc.

On 6 May 2004, the Group completed the purchase of 81% of PaR Systems Inc. (PaR) for US$41 million (£22.9 million). The acquisition of PaR involved the purchase of share capital for cash.

Goodwill arising on the acquisition of PaR has been capitalised and will be amortised in line with Group policy on a straight line basis over 20 years.

In June 2006, the Group acquired the remaining 19% of PaR for US$10 million (£5.3 million).

Notes to the Combined Financial Statements (continued)

10	Intangible fixed assets (audited) (continued)

The net assets of PaR at the date of acquisition can be analysed as follows:

	Book value £m	Fair value adjustments £m	Fair value to Group £m
Tangible fixed assets	1	—	1
Intangible fixed assets	9	(9)	—
Debtors	4	—	4
Other non-current assets	1	—	1
Creditors: amounts falling due within one year	(3)	—	(3)

Net assets acquired	12	(9)	3

Goodwill arising on consolidation			20

Consideration			23

There were no material accounting policy adjustments. The fair value adjustment of £9 million eliminates goodwill in PaR prior to acquisition.

The results from the date of acquisition to 31 March 2005 are shown below.

£m
Turnover	12

Operating profit	1

Profit before taxation	1
Taxation	—

Profit after taxation	1

The results in the periods prior to acquisition are shown below:

	Year ended 29 February 2004 £m	Ten-weeks ended 6 May 2004 £m

Turnover	12	2

Operating profit	1	—

Profit before taxation	—	—
Taxation	—	1

Profit after taxation	—	1

There were no recognised gains or losses apart from the profit shown above.

Notes to the Combined Financial Statements (continued)

11	Tangible fixed assets (audited)

	Land and Buildings Leasehold £m	Land and Buildings Freehold £m	Capitalised de-commissioning costs £m	Fixtures, fittings, tools and equipment £m	Assets in course of construction £m	Total £m

Group

Cost
At 1 April 2004	3	109	212	609	28	961
Additions	—	1	9	19	22	51
Disposals	—	(4)	(18)	(2)	—	(24)
Exchange differences	—	(2)	—	—	—	(2)

At 31 March 2005	3	104	203	626	50	986
Restructuring under the Energy Act	—	(35)	(188)	(410)	(25)	(658)
Additions	—	10	—	26	6	42
Disposals	—	—	—	(6)	—	(6)
Exchange differences	—	5	1	17	2	25

At 31 March 2006	3	84	16	253	33	389

Depreciation and amortisation
At 1 April 2004	—	51	29	517	11	608
Charge for year	—	4	1	26	12	43
Disposals	—	(1)	(3)	(1)	—	(5)

At 31 March 2005	—	54	27	542	23	646
Restructuring under the Energy Act	—	(35)	(20)	(410)	(24)	(489)
Charge for year	—	1	—	22	1	24
Disposals	—	—	—	(2)	—	(2)
Exchange differences	—	1	2	6	—	9

At 31 March 2006	—	21	9	158	—	188

Net book value
At 31 March 2006	3	63	7	95	33	201

At 31 March 2005	3	50	176	84	27	340

Notes to the Combined Financial Statements (continued)

12	Stocks

	Audited 31 March 2006 £m	Audited 31 March 2005 £m

Raw materials and consumables	288	342
Work in progress	39	46
Finished goods	31	32

	358	420

13	Debtors: amounts falling due within one year

	Audited 31 March 2006 £m	Audited 31 March 2005 £m

Trade debtors	120	144
Springfields Fuels working capital recoverable from the NDA and outstanding fee income	48	—
Recoverable on long-term contracts	90	88
Other taxation and social security	—	2
Prepayments and accrued income	8	61
Other debtors	18	10
Amounts owed by related parties	205	411

	489	716

14	Short-term deposits

	Audited 31 March 2006 £m	Audited 31 March 2005 £m

Short-term deposits	89	54

Short-term deposits

These relate to bank deposits which are invested on a short-term basis in the money market.

Notes to the Combined Financial Statements (continued)

15	Creditors: amounts falling due within one year

	Audited 31 March 2006 £m	Audited 31 March 2005 £m

Loans	29	26
Payments received on account	267	258
Obligations under finance leases and hire purchase contracts	2	2
Trade creditors	75	99
Value added tax	22	—
Other taxes and social security	1	—
Accruals and deferred income	78	76
Other creditors	28	3
Amounts owed to related parties	488	226

	990	690

16	Creditors: amount falling due after more than one year

	Audited 31 March 2006 £m	Audited 31 March 2005 £m

Payments received on account (due after more than five years)	—	121
Accruals and deferred income	2	2
Amounts owed to related parties	318	730

	320	853

17	Undrawn committed borrowing facilities

The Group has undrawn committed borrowing facilities of £152 million which expire on 11 September 2007 (2005: £222 million, expiring 11 September 2007).

Notes to the Combined Financial Statements (continued)

18	Provisions for liabilities and charges

	Audited 31 March 2006 £m	Audited 31 March 2005 £m

Nuclear provisions (Note 19)	98	320
Deferred taxation provision (Note 21)	4	4
Other provisions (Note 20)	161	301

	263	625

19	Nuclear provisions (audited)

Summary of the movements in nuclear provisions

	Decommissioning £m	Waste management £m	Total £m

Balance at 1 April 2004	318	31	349
Exchange adjustments	(2)	—	(2)
Revalorisation	13	1	14
(Decrease)/increase in year	(1)	3	2
Discharge of liabilities	(27)	(16)	(43)

Balance at 31 March 2005	301	19	320
Transfers under the Energy Act	(233)	(16)	(249)
Exchange adjustments	6	—	6
Revalorisation	13	—	13
Increase/(decrease) in the year	36	(4)	32
Discharge of liabilities	(25)	1	(24)

Balance at 31 March 2006	98	—	98

The Group estimates the financial cost of meeting its obligations to decommission radioactive facilities and provides for them. These obligations address the demolition of plants together with the disposal of associated waste. Provision is also made for the treatment, handling and disposal of waste products arising from operations. For safety reasons much of the dismantling and demolition work will not occur for a considerable time.

Springfields Fuels acts as a contractor operating sites on behalf of the NDA and, in accordance with legal requirements, is the licensed operator of these sites. The site licence conditions impose legal obligations on the company including those relating to the management of waste management and decommissioning activity. Management has reviewed the requirements of accounting standards regarding the recognition of provisions for liabilities. In doing so they have taken account of leading Counsel’s opinions regarding these obligations alongside the provisions of the Energy Act regarding the financial responsibility for the liabilities, the NDA’s confirmation that it will recognise provision for the liabilities and a public statement from the UK Health and Safety Executive regarding the underlying intentions of the site licence conditions in the context of the formation of the NDA.

Notes to the Combined Financial Statements (continued)

19	Nuclear provisions (audited) (continued)

Management is satisfied that it is no longer appropriate for the Group to continue to reflect the nuclear liabilities in these financial statements. In the unlikely event the NDA was no longer able to meet its statutory responsibility to provide the funding for the Site Licence Companies to continue their waste management and decommissioning activities in compliance with the site licence conditions, the NDA would be required to purchase the companies for a nominal sum, thus reinforcing its responsibility for the underlying liabilities.

20	Non-nuclear provisions (audited)

	Contract settlement provisions £m	Other contract provisions £m	Restructuring provisions £m	Other provisions £m	Total £m

At 1 April 2004	126	29	91	90	336
Exchange adjustments	(3)	(1)	—	(1)	(5)
Revalorisation	5	1	4	2	12
Charge in the year	34	109	5	15	163
Released in the year	(49)	(46)	(12)	(1)	(108)
Expenditure in the year	(39)	(40)	(6)	(12)	(97)

At 31 March 2005	74	52	82	93	301
Transfers under the Energy Act	—	—	(73)	(51)	(124)
Exchange adjustments	7	4	—	3	14
Revalorisation	5	—	3	—	8
Charge in the year	(1)	34	6	9	48
Released in the year	—	(31)	(9)	—	(40)
Expenditure in the year	(22)	—	(9)	(15)	(46)

At 31 March 2006	63	59	—	39	161

Contract settlement provisions

Westinghouse Group has historical obligations in respect of steam generator supply contract settlements totalling £63 million (2005: £67 million). The provision for steam generator supply contracts relates to the settlement of claims brought by US utilities regarding damages in connection with alleged tube degradation in steam generators sold as components of nuclear steam supply systems. The contracts require the provision of certain products and services at prices discounted at varying rates together with cash payments. The liabilities are expected to be satisfied over the next 10 to 12 years, with the majority of expenditure occurring over the next six years. The provisions are discounted at 3.2%. The provisions are sensitive to a number of factors including timing and amount of discounted products and services offered.

Other contract provisions

Other contract provisions relate to loss making contracts and sundry contractual claims. The majority of the provisions are expected to be utilised over the next 10 years.

Restructuring provisions

The main elements of restructuring costs are severance obligations. The amounts provided are based on best estimates of the severance cost of employees who have left or will leave under severance terms.

Notes to the Combined Financial Statements (continued)

20	Non-nuclear provisions (audited) (continued)

Other provisions

Other provisions include warranty provisions of £22 million (2005: £24 million) and insurance provisions of £17 million (2005: £67 million). The latter represents best estimates of existing self insurance liabilities for claims incurred but not reported, calculated in accordance with established insurance industry practice.

21	Deferred taxation

	Audited Year ended 31 March 2006 £m	Audited Year ended 31 March 2005 £m

Other timing differences	4	4

Deferred taxation liability	4	4

Other timing differences relate principally to employee-related provisions.
The movement on deferred taxation is as follows:
		Audited £m

Balance at 1 April 2004		4
Movement in the year		—

Balance at 31 March 2005		4
Movement in the year		—

Balance at 31 March 2006		4

The Group has an unrecognised deferred taxation asset amounting to £174 million (2005: £194 million) consisting of timing differences relating to the deficit on the defined benefit pension scheme of £32 million (2005: £28 million), other timing differences of £1 million (2005: £2 million) and losses of £141 million (2005: £164 million). The unrecognised deferred taxation asset on the defined benefit pension scheme deficit relates to the Group’s non-UK operations. The Group does not consider there to be sufficient certainty that a benefit will be obtained in these jurisdictions to be able to recognise the potential benefit. The Group has also not recognised the deferred taxation asset relating to losses as its recoverability is uncertain in the foreseeable future.

Deferred tax relating to individual entities within the Westinghouse Group is included in the Combined Financial Statements. The entities within the Westinghouse Group were, however, part of the tax arrangements of BNFL which included the sharing of tax losses between BNFL, the Westinghouse Group and other BNFL subsidiaries. These arrangements have had the effect that tax charges and cash flows shown in the Combined Financial Statements are not necessarily representative of tax charges and cash flows that would have been incurred had the Westinghouse Group operated on a standalone basis or those that will arise under the ownership of Toshiba, Shaw and IHI.

Notes to the Combined Financial Statements (continued)

22	Minority interests (audited)

Westinghouse Electric Company LLC owns 60% of WESTRON LLC, a company engaged in process instrumentation and control system design, installation and maintenance.

Westinghouse Electric Company LLC owns 70% of Westinghouse Technology Services S.A. (“WTS”), which provides a wide range of services to the Spanish nuclear industry.

23	Contingent liabilities (audited)

Westinghouse Electric Company LLC has contingent liabilities of £377 million (2005: £379 million) in respect of standby letters of credit and surety bonds issued in support of contracts. These instruments are contractually required mostly for bid, performance and warranty security.

Westinghouse Electric UK Limited has contingent liabilities of £66 million (£39 million) in respect of standby letters of credit and surety bonds issued in support of contracts. These instruments are contractually required mostly for bid, performance and warranty security.

24	Commitments

(a) Capital commitments for which no provision has been made, are as follows:

	Audited 31 March 2006 £m	Audited 31 March 2005 £m

Contracted	2	1

(b) Annual commitments under non-cancellable operating leases are as follows:

	Audited 31 March 2006		Audited 31 March 2005
	Land and buildings £m	Other £m	Land and buildings £m	Other £m

Operating leases which expire:
Within one year	6	1	6	2
In the second to fifth years inclusive	16	1	19	1
Over five years	8	—	12	—

	30	2	37	3

Notes to the Combined Financial Statements (continued)

25	Pensions and other post retirement benefits (audited)

Combined Pension Scheme

During the periods covered by these Combined Financial Statements certain employees of Uranium Asset Management and Springfields Fuels (excluding all but one of the directors), were members of The Combined Pension Scheme (“CPS”) of the United Kingdom Atomic Energy Authority (“UKAEA”).

The CPS was set up as a statutory body with effect from 1 July 1997 as a result of merging the previous UKAEA Principal Non-Industrial Superannuation Scheme and the UKAEA Industrial Superannuation Scheme and is managed by the UKAEA. The CPS is a multi-employer scheme which provides defined benefits to its members. In common with other unfunded public sector schemes the CPS does not have some of the attributes of typical private sector pension schemes. Any surplus of contributions made in excess of benefits paid out in any year is surrendered to the Consolidated Fund (see below) and any liabilities are met from the Consolidated Fund via the annual Parliamentary vote. Her Majesty’s Government does not maintain a separate fund and the scheme valuation is based entirely on a theoretical calculation as to how a typical UK Pension scheme would have invested the historical surplus of contributions over payments. There is no actual fund.

The Exchequer and Audit Departments Act 1866 (as amended by the National Loans Act 1968) provides that most gross tax revenue (less repayments) and all other public monies payable to the Exchequer shall be paid into the “Account of Her Majesty’s Exchequer” and form one general fund. This account is kept by the Treasury at the Bank of England. The consolidated fund is at any point in time the amount standing to the credit of this “Exchequer Account”.

Whilst this pension scheme is defined benefit in nature, the Group is unable to identify its share of the underlying assets and liabilities on a consistent and reasonable basis and hence the scheme has been accounted for as if it were a defined contribution scheme.

No pension contributions were paid during either year as the BNFL group was on a pension holiday. Contributions have resumed with effect from 1 April 2006 at a rate of 15% of employees’ salaries.

In accordance with FRS17 full actuarial valuations are carried out every three years and updated on an FRS17 basis by a qualified independent actuary at each year end.

The most recent triennial actuarial valuation of the scheme was completed as at 31 March 2003. The 31 March 2003 valuation indicated a market value of the notional investments of £1,669 million with a level of notional funding of 107%. The projected unit credit method was used with the following long-term assumptions:

%
Discount rate	5.4
Salary increase	4.0
Pensions increase	2.5
Inflation assumption	2.5

The major financial assumptions used in the updated valuations are:

	31 March 2006%	31 March 2005%	31 March 2004%
Rate of increase in salaries	4.0	4.9	4.9
Rate of increase in pension	2.5	3.4	3.4
Inflation assumption	2.5	3.4	3.4
Discount rate	5.4	7.0	7.0

The FRS 17 calculation indicates that the pension scheme had a notional surplus of £426 million at 31 March 2006 and £449 million at 31 March 2005. In both years the use of the notional surplus by the Group was fully restricted in accordance with FRS 17, since it could not be utilised by the Group.

Notes to the Combined Financial Statements (continued)

25	Pensions and other post retirement benefits (audited) (continued)

The BNFL Group Pension Scheme

During the periods covered by these financial statements certain employees of Springfields Fuels and its predecessor division of BNFL were members of The BNFL Group Pension Scheme. This is a defined benefit pension scheme. The company is unable to identify its share of the underlying assets and liabilities on a consistent and reasonable basis and hence the scheme has been accounted for as if it was a defined contribution scheme.

The BNFL Group Pension Scheme (GPS) is a funded scheme. BNFL and its subsidiaries, including Springfields Fuels, contribute to the scheme at rates recommended by the scheme’s professionally qualified actuaries. From 1 July 2006, the employer contributions changed. Previously contributions were at a rate of 14.5%, the new rates range from 14.0% to 14.9%. In addition, annual contributions of £8.6 million by BNFL plc are being made over seven years with effect from March 2005 to repair the deficit. The most recent actuarial valuation was at 31 March 2004 using the projected unit method. The market value of the scheme’s assets was £107 million with a 69% level of funding. The underlying assumptions used in the valuation were:

%
Discount rate	4.9
Salary increase	4.9
Pensions increase	2.9
Inflation assumption	2.9

The total pension costs for the year ended 31 March 2006 payable to the EPS were £nil (2005: £142,000). The employer contribution rate will be 15% from 1 April 2006.

The valuation of this scheme has been updated on a basis consistent with FRS 17. The major financial assumptions used are:

	31 March 2006%	31 March 2005%	31 March 2004%
Rate of increase in salaries	4.9	4.9	4.3
Rate of increase in pension	2.9	2.9	2.8
Inflation assumption	2.9	2.9	2.8
Discount rate	4.9	5.4	5.5

The FRS 17 calculation indicates that this scheme had a deficit of £67 million at 31 March 2006 and £71 million at 31 March 2005.

Westinghouse Electric Company Pension Plan

Westinghouse Electric Company operates a pension scheme providing benefits based on final pensionable pay. The latest full actuarial valuation was carried out at 31 December 2004 and was updated for FRS 17 purposes to 31 March 2006 and 31 March 2005 by a qualified independent actuary.

Westinghouse Electric Company also sponsors a post-retirement benefits plan that provides defined medical, dental and life insurance for eligible retirees and dependents.

The major assumptions used in the pension actuarial valuation were:

	31 March 2006	31 March 2005	31 March 2004
Rate of increase in salaries	3.4%	3.5%	2.6%
Rate of increase in pensions	1.3%	1.2%	1.1%
Discount rate	5.3%	5.8%	6.0%
Inflation assumption	2.0%	2.6%	2.6%

The assumptions used by the actuary are chosen from a range of possible actuarial assumptions which, due to the timescale covered, may not necessarily be borne out in practice.

Notes to the Combined Financial Statements (continued)

25	Pensions and other post retirement benefits (audited) (continued)

The major assumptions used in the post-retirement benefit plans were:

	31 March 2006	31 March 2005	31 March 2004
Discount rate for obligations	5.75%	6.0%	6.25%
Discount rate for expense	5.75%	6.25%	7.0%
Health care cost trend rates	6.0%	6.0%	6.0%
Pre-age 65	5.0%	5.0%	5.0%
Post-age 65	8.5%	8.0%	9.0%
Compensation increase rate for obligations	3.5%	3.5%	3.5%
Compensation increase rate for expense	3.5%	3.5%	3.5%
Long-term rate of return on plan assets	7.25%	7.25%	7.25%

Scheme assets

The fair value of the scheme’s assets, which are not intended to be realised in the short-term and may be subject to significant change before they are realised, and the present value of the scheme’s liabilities, which are derived from cash flow projections over long periods and thus inherently uncertain, were:

	Value at 31 March 2006 £m	Value at 31 March 2005 £m	Value at 31 March 2004 £m
Equities	100	75	66
Bonds	41	36	28
Property	—	4	—
Other	24	16	18

Total market value of assets	165	131	112
Present value of scheme liabilities	(272)	(224)	(197)

Deficit in the scheme	(107)	(93)	(85)

The scheme deficit includes certain other employee benefits which are not shown separately due to their relative immateriality compared to the pension deficit.

Notes to the Combined Financial Statements (continued)

25	Pensions and other post retirement benefits (audited) (continued)

The expected rates of return on the assets in the scheme were:

	Long term rate of return 2006	Long term rate of return 2005	Long term rate of return 2004
Equities	8.2%	8.0%	8.5%
Bonds	4.9%	4.8%	6.7%
Property	—	6.0%	—
Other	6.9%	6.85%	7.15%

Movement in deficit during the year:

	2006 £m	2005 £m
Deficit in scheme at beginning of year	(93)	(85)
Current service cost	(33)	(17)
Contributions paid	41	18
Past service cost	18	—
Other finance cost	(2)	(4)
Actuarial loss	(38)	(5)

Deficit in the scheme at the end of the year	(107)	(93)

Analysis of other pension costs charged in arriving at operating profit/loss:

	2006 £m	2005 £m
Current service cost	33	17
Past service cost	(18)	—

	15	17

Notes to the Combined Financial Statements (continued)

25	Pensions and other post retirement benefits (audited) (continued)

Analysis of amounts included in investment and interest income and interest payable and similar charges

	2006 £m	2005 £m
Investment and interest income - expected return on pension scheme assets	10	8
Interest payable and similar charges - interest on pension scheme liabilities	(12)	(12)

	(2)	(4)

Analysis of amount recognised in statement of total recognised gains and losses

	2006 £m	2005 £m
Actual return less expected return on scheme assets	(3)	1
Experience gains and losses arising on scheme liabilities	(16)	1
Changes in assumptions underlying the present value of scheme liabilities	(19)	(7)

Actuarial loss recognised in statement of total recognised gains and losses	(38)	(5)

History of experience gains and losses

	2006	2005	2004
Difference between the expected and actual return on scheme assets:
Amount (£m)	(3)	1	(1)
Percentage of year end scheme assets	2%	1%	1%
Experience gains and losses on scheme liabilities:
Amount (£m)	(16)	1	—
Percentage of year end present value of scheme liabilities	6%	1%	0%
Total amount recognised in statement of total recognised gains and losses:
Amount (£m)	(38)	(5)	(16)
Percentage of year end present value of scheme liabilities	14%	2%	8%

Notes to the Combined Financial Statements (continued)

26	Movement in parent company investment

£m
At 1 April 2004 – audited	(16)
Profit for the year	20
Currency translation differences	(6)
Actuarial loss	(5)

At 31 March 2005 – audited	(7)
Profit for the year	134
Currency translation differences	12
Actuarial loss	(38)
Increase in equity	49

At 31 March 2006 – audited	150
Loss for the financial period	(5)
Currency translation differences	3

At 30 September 2006 – unaudited	148

27	Related party transactions

Transactions and balances between the Group and BNFL and its subsidiaries and, as the Group’s ultimate controlling party was Her Majesty’s Government of the United Kingdom, undertakings under common control of the UK Government including the UKAEA, have been identified as related party transactions.

	Audited Year to 31 March 2006 BNFL £m	Audited Year to 31 March 2006 NDA £m	Audited Year to 31 March 2005 BNFL £m	Audited Year to 31 March 2005 NDA £m	Audited Year to 31 March 2005 UKAEA £m
Turnover	132	7	76	—	—
Purchases	—	—	—	—	3
Interest payable	15	—	52	—	—
Loan write offs	16	—	—	—	—

Debtors	205	48	411	—	—
Creditors < 1 year	597	—	784	—	7
Creditors > 1 year	209	—	172	—	—

Under the terms of transfer schemes in accordance with the Energy Act, certain assets and liabilities relating to the UK businesses were respectively transferred to/assumed by the NDA. The net impact of these transactions, which occurred for no consideration in accordance with the Energy Act, was a credit to the profit and loss account of £211 million for the year ended 31 March 2006 (£160 million for the six month period to 30 September 2005) which represented the book value of the assets and liabilities respectively transferred to/assumed by the NDA.

Notes to the Combined Financial Statements (continued)

28	Reconciliation to US GAAP

A reconciliation of combined profit/(loss) for the financial period from UK GAAP to US GAAP is as follows:

		Audited £m Year ended 31 March 2006	Audited £m Year ended 31 March 2005	Unaudited £m 6 months ended 30 September 2006	Unaudited £m 6 months ended 30 September 2005
Profit/(loss) for the financial period in accordance with UK GAAP		134	20	(5)	155

US GAAP reconciling adjustments:
Derivatives	A	(8)	8	5	(8)
Employee benefit plan obligations	B	(19)	(2)	(1)	(19)
Restructuring provisions	C	—	—	1	—
Goodwill/intangible fixed asset amortisation	D	26	25	13	12

		(1)	31	18	(15)

Net income in accordance with US GAAP		133	51	13	140

Comprising:
Net income/(loss) from continuing operations		(15)	9	13	(12)
Net income from discontinued operations		148	42	—	152

Net income in accordance with US GAAP		133	51	13	140

Notes to the Combined Financial Statements (continued)

28	Reconciliation to US GAAP (continued)

Reconciliation of parent company investment from UK GAAP to US GAAP is as follows:

		Audited £m 31 March 2006	Audited £m 31 March 2005	Unaudited £m 30 September 2006
Parent company investment in accordance with UK GAAP		150	(7)	148

Intangible fixed assets – goodwill	D
Cost		(369)	(336)	(343)
Amortisation		281	221	285
Intangible fixed assets – separate intangible fixed assets arising from acquisitions	D
Cost		308	285	286
Amortisation		(165)	(136)	(160)
Intangible fixed assets – pension asset	B	2	2	1
Other investments – other financial assets (derivatives)	A	1	9	6
Provisions for liabilities and charges – restructuring provisions	C	—	—	1
Pension liability	B	27	25	30

		85	70	106

Parent company investment in accordance with US GAAP		235	63	254

Notes to the Combined Financial Statements (continued)

28	Reconciliation to US GAAP (continued)

Change in parent company investment in accordance with US GAAP:

	Audited £m Year ended 31 March 2006	Audited £m Year ended 31 March 2005	Unaudited £m 6 months ended 30 September 2006
Parent company investment in accordance with US GAAP at beginning of period	63	(3)	235

Net income	133	51	13
Other comprehensive income:
Foreign currency translation adjustment	4	16	6
Minimum pension liability adjustment	(14)	(1)	—

Comprehensive income	123	66	19

Other equity movements:
Additional parent company investment	51	—	—
Return of parent company investment	(2)	—	—

	49	—	—

Parent company investment in accordance with US GAAP at end of period	235	63	254

A description of the reconciling adjustments is as follows:

A	Derivatives

Derivative instruments are utilised to reduce foreign exchange rate exposure on certain assets, liabilities and firm commitments. Under US GAAP, derivative instruments are recorded on the balance sheet at fair value at each reporting period. As these instruments did not qualify for hedge accounting under US GAAP, changes in the related fair values are recognised in earnings. Outstanding derivative instruments under UK GAAP are not adjusted for changes in fair value. Gains and losses are only recognised, under UK GAAP, when instruments are settled.

B	Employee benefit plan obligations

The operating costs of providing retirement benefits to employees are recognised in the accounting period in which the benefits are earned by the employees, and the related finance costs and other changes in value of the assets and liabilities are recognised in the accounting periods in which they arise.

Therefore contributions are based on independent actuarial valuations designed to ensure benefits as set out in the rules; pension scheme assets are measured using market values; pension scheme liabilities are measured using the projected unit method and discounted at the current rates of return on a high quality corporate bond of equivalent term and currency to the liability. The pension scheme deficit is recognised in full and movements are split between operating charges and financing income/expense which are recorded in the Profit and Loss account and actuarial gains and losses within the Statement of Total Recognised Gains and Losses.

Notes to the Combined Financial Statements (continued)

28	Reconciliation to US GAAP (continued)

Under US GAAP, the financial statements broadly reflect the funding status of the scheme, but with plan assets being valued by reference to market-related values at the date of the financial statements. There are also requirements related to spreading unrecognised prior service cost or credits and unrecognised actuarial gains and losses over the employees' working lives. In addition, under US GAAP, a minimum pension liability is recognised, as a component of other comprehensive income, in certain circumstances when there is a deficit of plan assets relative to the accumulated benefit obligation. This results in a pension prepayment or liability that is a closer reflection of the funding status of the scheme.

C Restructuring provisions

Under US GAAP a restructuring obligation is generally recognised when the associated amounts become obligations of the Group. In the case of employee termination, an obligation generally exists when the communication is made to the affected employee and no future service requirement remains. Under UK GAAP, the amounts are generally recognised based upon management’s formulation and approval of a restructuring plan.

D Goodwill and Intangible fixed assets

Under UK GAAP, goodwill represents the excess of consideration paid over the fair value of net assets acquired in purchase business combinations. Prior to 1 April 1998, goodwill was set-off directly to reserves. Since 1 April 1998, all acquired goodwill has been capitalised and amortised over an estimated life of 20 years.

Under US GAAP, prior to 1 April 2002, goodwill and identifiable intangible assets such as technology, customer contracts, order backlog, workforce in place and trade name arising on acquisitions prior to 1 July 2001 were capitalised and amortised over their estimated useful lives, not exceeding 40 years. From 1 April 2002, the remaining net book value of goodwill, together with the net book value of the workforce intangible asset, is treated as the cost of goodwill and goodwill ceased to be amortised. The remaining intangible assets continue to be amortised.

For the purposes of US GAAP, the Group evaluates goodwill for potential impairment by testing annually on an individual business unit basis. Management has concluded that there is no impairment of goodwill.

E Deferred taxes

Most of the adjustments that are set forth in the reconciliation of UK GAAP to US GAAP create temporary differences between financial statement and tax reporting amounts. As such, these differences require the recognition of corresponding deferred tax amounts.

There are no tax adjustments set forth on the reconciliations since the deferred tax liabilities are offset by existing tax operating loss carry forwards. Further, the deferred tax assets are being completely reduced by an equal and offsetting valuation allowance.

Deferred tax asset amounts are recognised on a UK GAAP basis only to the extent that it is more likely than not that such amounts will be realised. Under US GAAP the total amount of deferred tax assets associated with temporary differences are recognised. To the extent that these deferred tax assets may not be realised due to uncertainty associated with the Group’s ability to produce taxable income, the deferred tax amounts are reduced by an associated valuation allowance.

Notes to the Combined Financial Statements (continued)

28	Reconciliation to US GAAP (continued)

The following statements summarise the combined statements of cash flows as if they had been prepared in accordance with US GAAP.

	Audited £m Year ended 31 March 2006	Audited £m Year ended 31 March 2005	Unaudited £m 6 months ended 30 September 2006	Unaudited £m 6 months ended 30 September 2005
Net cash provided by (used in) operating activities	42	(89)	6	(46)
Net cash used in investing activities	(39)	(57)	(43)	(18)
Net cash used in financing activities	(2)	—	(4)	(8)

Net increase/(decrease) in cash and cash equivalents	1	(140)	(43)	(68)
Effect of foreign exchange rate changes	6	(6)	2	(4)

Cash and cash equivalents under US GAAP at beginning of period	177	323	184	177

Cash and cash equivalents under US GAAP at end of period	184	177	143	105

The combined cash flow statements prepared under UK GAAP present substantially the same information as that required under US GAAP. Cash flow under UK GAAP represents increases or decreases in “cash”, which comprises cash in hand, deposits repayable on demand and bank overdrafts. Under US GAAP, cash flow includes increases or decreases in “cash and cash equivalents”, which includes short-term, highly liquid investments with original maturities of less than three months, and excludes bank overdrafts.

Under UK GAAP, cash flows are presented separately for operating activities, equity dividends, return on investment and servicing of finance, taxation, capital expenditure and financial investment, acquisition and disposals, management of liquid resources and financing activities. Under US GAAP, only three categories of cash flow activity are presented, operating activities, investing activities and financing activities. Cash flow from taxation and returns on investments and serving of finance, with the exception of servicing of related party debt, are included as operating activities.